Exhibit 99.1

FOR IMMEDIATE RELEASE

LCC Contact:

Kenny Young, Sr. Vice President and Chief Marketing Officer

+1.703.873.2075 phone

Kenny_Young@lcc.com

LCC INTERNATIONAL TO RELEASE DETAILS REGARDING THE TRANSFER OF ITS U.S. DEPLOYMENT OPERATIONS TO
NOKIA

MCLEAN, VIRGINIA, June 6, 2006 – LCC International, Inc., (NASDAQ: LCCI), a global leader in wireless voice and data turn-key technical consulting services, today announced that it will host a conference call to discuss the details regarding the sale of its U.S. deployment operations to Nokia, previously announced on Monday June 5, 2006.

The webcast and conference call to discuss the details regarding the sale of the LCC International U.S. deployment operations to Nokia, will be held on Thursday, June 8, 2006 at 8:30AM Eastern. Details for all interested parties wishing to participate in the conference call are as follows:

Via Live Conference Call: U.S. and International callers please dial 800-863-3908 or 334-323-7224. Participants will need to enter passcode 58075 in order to be connected to the call. There will be a question and answer period during the call.

Via Live Webcast: To participate in the web cast via the Internet, please visit the Investor Relations section of the Company’s web site located at www.lcc.com. In order to participate in the call via the Internet, participants will need a computer with speakers and the Windows® Media Player plug-in.

Via Digital Replay: A replay of the call will begin at approximately 11:00 a.m. Eastern on Thursday, June 8th and will continue until 12 midnight Eastern on Friday, June 9th. To access the replay, please dial 877-919-4059 or 334-323-7226 and enter passcode 60917782 to be connected to a recording of the LCC International call.

Via Internet Archive: Beginning Monday, June 12th LCC’s conference call regarding the details surrounding the transfer of its U.S. deployment operations to Nokia will be made available for review on the Company’s web site. This function sorts the call by section that enables parties to save time by only listening to the segments in which they are most interested (i.e. opening remarks, financial overview, questions and answer). To access this call, go to the Audio Archives page that can be found in the Investor Relations section of the Company’s web site.

About LCC

LCC International, Inc. is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. Since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. News and additional information are available at www.lcc.com.